EXHIBIT 5.5

March 4 , 2009

Great Basin Gold Ltd.
United States Securities and Exchange Commission

Dear Sirs/Mesdames:

Great Basin Gold Ltd. — Registration Statement on Form F-10

We hereby consent to the reference to us in the registration statement on Form F-10 (SEC File No. 333-157468), as amended (the “Registration Statement”) and the related short form prospectus (the “Prospectus”) of Great Basin Gold Ltd. relating to the offering of units.  We also consent to the use of our firm’s name under the heading “Legal Matters” and to the use of our firm’s name and reference to our opinion under the heading “Material U.S. Federal Income Tax Considerations” in the Prospectus included in the Registration Statement.

We have read the Prospectus and have no reason to believe that there are any misrepresentations in the information contained therein that is derived from our opinion referred to therein or that is within our knowledge as a result of the services that we performed in connection with such opinion.

Yours truly,

LANE POWELL PC

/s/ Lane Powell PC

www.lanepowell.com	A PROFESSIONAL CORPORATION	LAW OFFICES

T. 206.223.7000	1420 FIFTH AVENUE, SUITE 4100	ANCHORAGE, AK . OLYMPIA, WA
F. 206.223.7107	SEATTLE, WASHINGTON	PORTLAND, OR . SEATTLE, WA
	98101-2338	LONDON, ENGLAND